UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K Amendment No.

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 23, 2015

BOOMERANG SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 A Vreeland Road, Florham Park, NJ 07932
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:		(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In October 2009 Boomerang Systems entered into a Contract (the “Contract”) with Crescent Heights R&D, LLC (“Crescent Heights”) to provide a rack and rail-type automated parking system for Crescent Heights.  In March 2013, Crescent Heights filed a state court Complaint against Boomerang in the State of Florida alleging Fraud in the Inducement, Equitable Rescission based on Fraud, Mutual Mistake, and Breach of Contract related to the automated parking system, and seeking the remedies of specific performance, rescission of the Contract, and a Declaratory Judgment regarding a limitation of liability clause, as well an unspecified amount of monetary damages in excess of the Contract’s purchase price. Boomerang and Crescent Heights agreed to arbitrate the matter in Miami, Florida with the American Arbitration Association.  In arbitration, Crescent Heights alleged an initial claim of $10,000,000, and later specified damages in a greater amount of $17,769,755.

On January 23, 2015, the arbitrator issued an Interim Arbitration Award.  The arbitrator denied Crescent Heights’ claims of fraud in the inducement, equitable rescission based on fraud, and declaratory relief to strike the limitation of liability clause, but found Boomerang in Breach of Contract.  Crescent Heights was awarded damages of $1,197,887, plus reasonable attorneys’ fees and costs.

We expect the Arbitrator to issue a final arbitration award in April 2015, which will include the attorney’s fees and costs payable by Boomerang. Boomerang had previously eliminated the warranty reserve associated with this project, and will establish a reserve for the amount of the award, plus reasonable attorneys’ fees and costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOMERANG SYSTEMS, INC.

Date:	January 30, 2015	By:	/s/ James Gelly
James Gelly
Chief Executive Officer